Filed by Peoples Bancorp Inc.
Pursuant to Rule 425 under the Securities Act of 1933
and deemed filed pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Issuing Company: Peoples Bancorp Inc.
Registration Statement on Form S-4 File No. 333-222054
Subject Company: ASB Financial Corp.

P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 23, 2018		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES 4TH QUARTER EARNINGS AND
RECORD FULL YEAR NET INCOME FOR 2017
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced results for the quarter and year ended December 31, 2017. Net income totaled $9.0 million for the fourth quarter of 2017, representing earnings per diluted common share of $0.49. During the fourth quarter of 2017, certain non-recurring items impacted earnings per diluted common share. Earnings per diluted common share for the fourth quarter of 2017 were positively impacted by $0.03 due to a gain on the sale of bank equity investment securities, and negatively impacted by $0.02 due to non-core charges and $0.05 due to the recently enacted Tax Cuts and Jobs Act. In comparison, earnings per diluted common share were $0.60 for the third quarter of 2017 and $0.41 for the fourth quarter of 2016. For the full year, net income was $38.5 million in 2017 versus $31.2 million in 2016, representing earnings per diluted common share of $2.10 and $1.71, respectively. Earnings per diluted common share for the full year of 2017 were positively impacted by $0.10 due to gains on sales of bank equity investment securities, and negatively impacted by $0.02 due to non-core charges and $0.05 due to the recently enacted Tax Cuts and Jobs Act.
"We continued to build on the momentum from 2016. We were able to generate positive operating leverage, loan growth, and improved asset quality metrics, while achieving an efficiency ratio below 63% during 2017, an improvement of nearly 300 basis points from the prior year," said Chuck Sulerzyski, President and Chief Executive Officer. "We were able to reap the benefits of our prior investments in people, facilities and systems. We completed the acquisition of a property and casualty focused independent insurance agency during 2017 and announced a pending bank merger that is expected to close during the second quarter of 2018. We are pleased with our accomplishments for the year, and will continue to focus on our clients and communities, while remaining committed to continual improvement throughout 2018."
As previously announced, on October 23, 2017, Peoples entered into a merger agreement with ASB Financial Corp. ("ASB") that calls for ASB to merge into Peoples, and for ASB's wholly-owned subsidiary, American Savings Bank, fsb, which operates six full service bank branches and two loan production offices located in southern Ohio and northern Kentucky, to merge into Peoples Bank. This transaction is expected to close during the second quarter of 2018, subject to the satisfaction of customary closing conditions, including regulatory approvals and the approval of the shareholders of ASB. As of September 30, 2017, ASB had approximately $292.6 million in total assets, which included approximately $247.5 million in net loans, and approximately $205.9 million in total deposits.

Statement of Operations Highlights:

•
Net interest income for the fourth quarter of 2017 was essentially flat compared to the third quarter of 2017, and grew 9% compared to the fourth quarter of 2016, while increasing 8% for the full year of 2017.

◦	Net interest margin was 3.63% for the fourth quarter of 2017, compared to 3.67% for the linked quarter, and 3.54% for the fourth quarter of 2016.

◦
The third quarter of 2017 benefited from proceeds received on an investment security that had previously been written down due to an other-than-temporary impairment, which added 8 basis points to net interest margin.

•	Provision for loan losses was $1.1 million for the fourth quarter and $3.8 million for the full year of 2017.

•
Total fee-based income increased 4% during the fourth quarter of 2017 compared to the third quarter of 2017 and 8% compared to the fourth quarter of 2016, while increasing 3% for the full year of 2017.

◦
Fee-based income benefited from growth in trust and investment income throughout the year, which was up 8% for the fourth quarter of 2017 compared to the linked quarter, 12% compared to the fourth quarter of 2016 and 9% for the full year of 2017 compared to the full year of 2016.

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For the full year of 2017, fee-based income was 32% of total revenue, down from 33% for the full year of 2016, primarily due to increased net interest income, driven by loan growth and increasing interest rates.

•
Total non-interest expense for the fourth quarter of 2017 was up 3% compared to the linked quarter and relatively flat compared to the fourth quarter of 2016, while increasing 1% for the full year of 2017.

◦
The increase compared to the third quarter of 2017 was primarily attributable to $583,000 of non-core charges that were recognized during the fourth quarter of 2017, including acquisition-related costs and a pension settlement charge.

◦	The efficiency ratio was 62.1% for the fourth quarter of 2017, compared to 60.7% for the third quarter of 2017 and 66.9% for the fourth quarter of 2016.

◦	For the full year, the efficiency ratio was 62.2% in 2017 compared to 65.1% in 2016.

•	Operating leverage was positive for the fourth quarter of 2017 compared to the fourth quarter of 2016, and for the full year of 2017 compared to the full year of 2016.
◦ Compared to the full year of 2016, revenue for 2017 was up 6%, while expenses grew 1%.

•	Income tax expense during the fourth quarter of 2017 was impacted by an $897,000 write down of net deferred tax assets in connection with recent tax law changes.

◦	The write down of net deferred tax assets was within the range previously disclosed on January 9, 2018.

Balance Sheet Highlights:

•	Average loan balances for the full year of 2017 grew 8% from 2016, while period-end loan balances grew 5% on an annualized basis compared to the end of the linked quarter.

◦	Commercial loan balances grew $37.5 million, or 11% annualized, during the fourth quarter of 2017, and $95.5 million, or 8%, for the full year of 2017.

◦	Indirect consumer loans grew $4.9 million, or 6% annualized, during the fourth quarter of 2017, and $87.9 million, or 35%, for the full year of 2017.

•	Asset quality metrics improved during the quarter and for the full year.

◦	Nonperforming assets decreased to 0.74% of total loans and other real estate owned ("OREO") at December 31, 2017, compared to 0.86% at September 30, 2017, and 1.16% at December 31, 2016.

◦	Nonperforming assets at December 31, 2017 decreased 13%, compared to September 30, 2017, and were down 32% compared to December 31, 2016.

◦	Allowance for loan losses as a percent of total loans was 0.80% at December 31, 2017, compared to 0.82% at September 30, 2017 and 0.83% at December 31, 2016.

•	Period-end total deposit balances at December 31, 2017 increased $65.6 million compared to September 30, 2017, or 10% on an annualized basis, and $220.6 million, or 9%, compared to December 31, 2016.

◦	Average deposits for the full year of 2017 grew 4% from 2016.

◦	Total demand deposit balances were 42% of total deposits at December 31, 2017 and September 30, 2017, compared to 40% at December 31, 2016.
Net Interest Income
Net interest income was $29.1 million for the fourth quarter of 2017, essentially flat compared to the linked quarter, and up 9% from the fourth quarter of 2016. Net interest margin was 3.63% for the fourth quarter of 2017, compared to 3.67% for the third quarter of 2017, and 3.54% for the fourth quarter of 2016. Net interest income increased 8% to $113.4 million for the year, while net interest margin grew from 3.54% to 3.62%. The increases in net interest income compared to the prior year quarterly period and the full year were largely attributable to loan growth and increasing interest rates. The linked quarter benefited from proceeds of $611,000 received on an investment security that had been previously written down due to an other-than-temporary impairment, which added 8 basis points to the net interest margin for the third quarter of 2017. For the full year of 2017, proceeds received on investment securities that had previously been written down totaled $814,000, adding 3 basis points to net interest margin.

The accretion income, net of amortization expense, from acquisitions was $715,000 for the fourth quarter of 2017, compared to $816,000 for the third quarter of 2017 and $874,000 for the fourth quarter of 2016, which added 8 basis points, 10 basis points and 11 basis points, respectively, to net interest margin. For the full year of 2017, accretion income, net of amortization expense, from acquisitions was $3.1 million, compared to $3.5 million in 2016, and added 10 basis points and 11 basis points, respectively, to net interest margin.
Provision for Loan Losses:
The provision for loan losses was $1.1 million for both the fourth quarter and the third quarter of 2017, compared to $0.7 million for the fourth quarter of 2016. Loan growth was the primary contributor to the increase in the provision for loan losses, and was offset by improvements in asset quality metrics compared to the third quarter of 2017. For the full year of 2017, provision for loan losses was $3.8 million, compared to $3.5 million for 2016, and was driven by loan growth.

Total Fee-Based Income:
Total fee-based income for the fourth quarter of 2017 increased $0.5 million, or 4%, compared to the linked quarter, and $1.0 million, or 8%, compared to the fourth quarter of 2016. The increase compared to the third quarter of 2017 was primarily attributable to increases in trust and investment income, commercial loan swap fee income, and electronic banking income. The increase compared to the fourth quarter of 2016 was largely due to higher insurance income, trust and investment income, electronic banking income, and commercial loan swap fee income. Trust and investment income benefited from increased fiduciary and brokerage income during the quarter due largely to growth in assets under administration and management, as well as annual fees received for the administration of employee benefit plans. Commercial loan swap fee income is dependent upon customer demand, and was up $161,000 in the fourth quarter of 2017 compared to the linked quarter, and $158,000 compared to the fourth quarter of 2016. Insurance income was up compared to the fourth quarter of 2016 primarily due to increased property and casualty insurance commission income.
For the full year of 2017, total fee-based income increased $1.6 million, or 3%, compared to 2016. The increase was primarily attributable to increases in trust and investment income, mortgage banking income, and bank owned life insurance income, partially offset by a decrease in deposit account service charges. The increase in trust and investment income was due largely to growth in assets under administration and management. Mortgage banking income increased due to customer demand. The increase in bank owned life insurance income was the result of the additional $35 million of bank owned life insurance policies that were purchased late in the second quarter of 2016, for which a full year of income was recognized in 2017.
Total Non-interest Expense:
Total non-interest expense for the fourth quarter of 2017 was $27.4 million, compared to $26.6 million for the third quarter of 2017, and $27.3 million for the fourth quarter of 2016. The increase compared to the linked quarter was due primarily to non-core charges and an increase in professional fees. Compared to the fourth quarter of 2016, total non-interest expense was relatively flat in the fourth quarter of 2017, as increases in Federal Deposit Insurance Corporation ("FDIC") insurance expense and marketing expense were offset by decreases in communications expense, professional fees, and data processing and software expense.
Total non-interest expense, adjusted for non-core charges, was up $265,000 compared to the linked quarter and $287,000 compared to the fourth quarter of 2016. In the fourth quarter of 2017, Peoples recognized $341,000 of acquisition-related costs and a $242,000 pension settlement charge. In the fourth quarter of 2016, Peoples incurred $746,000 of non-core charges related to the upgrade of Peoples' core banking systems.
For the full year of 2017, total non-interest expense was up $1.0 million, or 1%, compared to 2016, primarily due to higher salaries and employee benefits costs, and data processing and software costs. The increase in salaries and employee benefits costs was largely due to higher incentive compensation, which was tied to corporate performance for 2017, coupled with increased medical insurance costs and pension settlement charges recognized. These increases were partially offset by declines in professional fees, communications expense, and amortization of other intangible assets.
Total non-interest expense, adjusted for non-core charges, was up $1.7 million for the full year of 2017 compared to the full year of 2016 as charges related to the upgrade of Peoples' core banking system of $1.3 million in 2016 exceeded aggregate non-core charges of $583,000 in 2017, all of which were recognized during the fourth quarter of 2017.
The efficiency ratio for the fourth quarter of 2017 was 62.1%, compared to 60.7% for the linked quarter and 66.9% for the fourth quarter of 2016. The increase in the efficiency ratio compared to the linked quarter was largely the result of non-core charges. The efficiency ratio, when adjusted for non-core items, was 60.7% for both the fourth quarter and third quarter of 2017, and was 64.8% for the fourth quarter of 2016.

For the full year of 2017, the efficiency ratio was 62.2% compared to 65.1% in 2016. The decrease in the efficiency ratio in 2017 compared to 2016 was the result of increases in both net interest income and fee-based income, as well as continued control over expenses. When adjusted for non-core items, the efficiency ratio for the full year of 2017 was 61.9%, compared to 64.3% in 2016.
Loans:
Period-end total loan balances at December 31, 2017 increased $30.1 million, or 5% annualized, compared to September 30, 2017. Commercial lending was a key component of loan growth, as commercial loan balances increased $37.5 million, or 11% annualized, during the quarter, with commercial and industrial loans growing $28.6 million, or 26% annualized. Indirect consumer lending also contributed to the increase, as indirect consumer loan balances grew $4.9 million, or 6% annualized, during the quarter, which partially offset decreases in other consumer lending categories. During the fourth quarter of 2017, growth in loan balances was partially offset by payoffs of certain criticized loans.
Compared to December 31, 2016, period-end loan balances at December 31, 2017 increased $132.2 million, or 6%. The increase was primarily the result of commercial loan growth of $95.5 million, or 8%, which was almost evenly split between commercial real estate and commercial and industrial loan balances. From a bank regulatory perspective, non-owner-occupied commercial real estate loan balances as of December 31, 2017 remained well below the financial institutions regulators' guidance of 300% of total risk-based capital. The ratio at December 31, 2017 of non-owner-occupied commercial real estate loans to total risk-based capital was 159%, compared to 161% at September 30, 2017, and 155% at December 31, 2016. Indirect consumer lending also contributed loan growth of $87.9 million, or 35%, compared to December 31, 2016, and was partially offset by reductions in residential real estate loans. At December 31, 2017 and September 30, 2017, indirect consumer loan balances comprised 14% of the total loan portfolio, compared to 11% at December 31, 2016.
Quarterly average gross loan balances increased $22.7 million, or 4% annualized, compared to the linked quarter. Commercial loans provided $18.3 million of growth compared to the third quarter of 2017, while consumer indirect loans grew $16.5 million, partially offset by an $11.6 million decline in residential real estate loans. Quarterly average gross loan balances for the three months ended December 31, 2017 increased 7% compared to the same period in 2016, with commercial loan growth of $114.6 million, and consumer indirect loan growth of $97.3 million. For the full year of 2017, average gross loan balances increased 8% compared to the full year of 2016, with the growth being almost evenly divided between commercial loans and consumer indirect loans.
Asset Quality:
Asset quality metrics improved during the fourth quarter of 2017. Nonperforming assets as a percent of total loans and OREO was 0.74% at December 31, 2017, compared to 0.86% at September 30, 2017 and 1.16% at December 31, 2016. At December 31, 2017, nonperforming assets had declined 13% from September 30, 2017, and 32% from December 31, 2016.
Annualized net charge-offs were 0.22% of average gross loans during the fourth quarter of 2017, compared to 0.16% in the linked quarter and 0.09% in the fourth quarter of 2016. The higher net charge-off rate during the fourth quarter of 2017 was primarily related to the partial charge-off of a single commercial real estate loan relationship. For the full year of 2017, net charge-offs were 0.15% of average gross loans, compared to 0.09% for the full year of 2016.
Criticized loans, which are those categorized as special mention, substandard or doubtful, decreased $6.3 million, or 7%, compared to September 30, 2017, and $8.8 million, or 9%, compared to December 31, 2016. Classified loans, which are those categorized as substandard or doubtful, increased $5.1 million, or 12%, compared to September 30, 2017 and declined $11.4 million, or 20%, compared to December 31, 2016. The increase in classified loans compared to the end of the linked quarter was mostly due to one large commercial loan relationship that was downgraded during the fourth quarter. As a percent of total loans, classified loans were 1.97% at December 31, 2017, compared to 1.77% at September 30, 2017, and 2.59% at December 31, 2016. Criticized loans were 3.83% of total loans at December 31, 2017, compared to 4.15% at September 30, 2017 and 4.46% at December 31, 2016.
At December 31, 2017, the allowance for loan losses was $18.8 million, compared to $19.0 million at September 30, 2017, and $18.4 million at December 31, 2016. The ratio of the allowance for loan losses as a percent of total loans was 0.80% at December 31, 2017, compared to 0.82% at September 30, 2017, and 0.83% at December 31, 2016. The ratio includes total acquired loans of $414.8 million and allowance for acquired loan losses of $0.1 million at December 31, 2017. The reductions in the ratio were due largely to continued improvement in asset quality metrics.

Deposits:
In the third quarter of 2017, Peoples announced a new consumer checking account product suite to its customers. The migration of customer accounts began late in the third quarter of 2017 and was completed early in the fourth quarter, creating a shift of accounts from non-interest-bearing to interest-bearing demand deposit accounts.
As of December 31, 2017, period-end deposits increased $65.6 million, or 10% annualized, compared to September 30, 2017, and increased $220.6 million, or 9%, compared to December 31, 2016. The increase compared to September 30, 2017 was primarily attributable to a $66.6 million increase in brokered certificates of deposit, and a $40.3 million increase in demand deposit accounts, partially offset by a $25.4 million decrease in governmental deposit accounts and a $17.5 million decrease in money market deposit accounts. The increase compared to December 31, 2016 was largely due to a $119.5 million increase in brokered certificates of deposit, and a $136.0 million increase in demand deposit accounts.
Average deposits for the fourth quarter of 2017 increased $44.2 million, or 2%, compared to the linked quarter, which was largely attributable to increases of $58.8 million in demand deposit accounts and $31.6 million in brokered certificates of deposit, offset by reductions of $28.2 million in governmental deposit accounts and $11.5 million in money market deposit accounts. Compared to the fourth quarter of 2016, average deposits increased $168.7 million, or 7%, largely due to increases of $116.6 million in demand deposit accounts and $100.2 million in brokered certificates of deposit, offset by reductions of $33.2 million in retail certificates of deposit and $29.3 million in money market deposit accounts.
For the full year of 2017, average deposits increased $101.0 million, or 4%, compared to the full year of 2016. The increase was largely attributable to increases of $106.9 million in interest-bearing demand deposits and $57.2 million in brokered certificates of deposit, offset by decreases of $48.0 million in retail certificates of deposit and $11.8 million in money market deposit accounts.
Total demand deposit accounts comprised 42% of total deposits at both December 31, 2017 and September 30, 2017, compared to 40% at December 31, 2016.
Stockholders' Equity:
At December 31, 2017, the tier 1 risk-based capital ratio was 13.70%, compared to 13.60% at September 30, 2017 and 13.21% at December 31, 2016. The common equity tier 1 risk-based capital ratio was 13.41% at December 31, 2017, compared to 13.31% at September 30, 2017 and 12.91% at December 31, 2016. The total risk-based capital ratio was 14.58% at December 31, 2017, compared to 14.49% at September 30, 2017 and 14.11% at December 31, 2016. The improvement in these capital ratios compared to the end of the linked quarter was due primarily to increased earnings, which was largely driven by loan growth.
Peoples' capital position remained strong at December 31, 2017. The book value per share was $25.08 at December 31, 2017, compared to $25.02 at September 30, 2017 and $23.92 at December 31, 2016. The tangible book value per share was $17.17 at December 31, 2017, compared to $17.15 at September 30, 2017 and $15.89 at December 31, 2016. The tangible equity to tangible assets ratio was 9.14% at December 31, 2017, compared to 9.20% at September 30, 2017 and 8.80% at December 31, 2016.

Peoples Bancorp Inc. is a diversified financial services holding company with $3.6 billion in total assets, 74 locations, including 65 full-service bank branches, and 71 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss fourth quarter and full year 2017 results of operations today at 11:00 a.m., Eastern Standard Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-GAAP Financial Measures:

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these "non-GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the non-GAAP measures used in this news release:

◦	Core non-interest income is non-GAAP since it excludes the impact of revenue waived related to the system upgrade of Peoples' core banking system.

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Core non-interest expenses are non-GAAP since they exclude the impact of items such as costs associated with the system upgrade of Peoples core banking system, acquisition-related costs and pension settlement charges.

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Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total fee-based income. This measure is non-GAAP since it excludes amortization of other intangible assets and all gains and/or losses included in earnings (which are excluded from total fee-based income), and uses fully tax-equivalent net interest income.

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Tangible assets, tangible equity and tangible book value per common share measures are non-GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.

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Pre-provision net revenue is defined as net interest income plus total fee-based income minus total non-interest expense. This measure is non-GAAP since it excludes provision for loan losses and all gains and/or losses included in earnings, which are excluded from total fee-based income.

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Return on tangible stockholders' equity is calculated as net income (less after-tax impact of amortization of other intangible assets) divided by tangible stockholders' equity. This measure is non-GAAP since it excludes the after-tax impact of amortization of other intangible assets from earnings and the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on total stockholders' equity.

A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included at the end of this news release under the caption of "Non-GAAP Financial Measures".

Important Information for Investors and Shareholders:
This news release does not constitute an offer to sell or the solicitation of an offer to buy securities of Peoples. Peoples has filed a registration statement on Form S-4 and will file other documents regarding the proposed merger with ASB referenced in this news release with the Securities and Exchange Commission ("SEC") to register the common shares of Peoples to be issued to the shareholders of ASB. The registration statement includes a proxy statement/prospectus, which will be sent to the shareholders of ASB after the registration statement has been declared effective by the SEC and in advance of ASB's special meeting of shareholders to be held to consider the proposed merger. Investors and security holders are urged to read the proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they contain important information about Peoples, ASB and the proposed merger. Investors and security holders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, free of charge, on Peoples’ website at www.peoplesbancorp.com under the tab “Investor Relations” or by contacting Peoples’ Investor Relations Department at: Peoples Bancorp Inc., 138 Putnam Street, PO Box 738, Marietta, Ohio 45750, Attn: Investor Relations.
Peoples, ASB, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of ASB in connection with the proposed merger. Information about the directors and executive officers of Peoples is set forth in the proxy statement for Peoples' 2017 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 8, 2017. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph, when it becomes available.

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate", "estimate", "may", "feel", "expect", "believe", "plan", "will", "would", "should", "could" and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1) the success, impact, and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity;
(2) Peoples' ability to integrate future acquisitions, including the pending merger with ASB, may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(3) Peoples' ability to obtain regulatory approvals of the proposed merger of Peoples with ASB on the proposed terms and schedule, and approval of the merger by the shareholders of ASB may be unsuccessful;
(4) competitive pressures among financial institutions or from non-financial institutions which may increase significantly, including product and pricing pressures, changes to third-party relationships and revenues, and Peoples' ability to attract, develop and retain qualified professionals;
(5) changes in the interest rate environment due to economic conditions and/or the fiscal policies of the United States ("U.S.") government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which may adversely impact interest rates, interest margins, loan demand and interest rate sensitivity;
(6) uncertainty regarding the nature, timing and effect of legislative or regulatory changes or actions, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(7) changes in policy and other regulatory and legal developments accompanying the current presidential administration, including the recently enacted Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes;
(8) uncertainties in Peoples' preliminary review of, and additional analysis of, the Tax Cuts and Jobs Act;
(9) local, regional, national and international economic conditions and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(10) Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current shareholders;
(11) changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans and charge-offs, which may be less favorable than expected and adversely impact the amount of interest income generated;
(12) adverse changes in the economic conditions and/or activities, including, but not limited to, continued economic uncertainty in the U.S., the European Union (including the uncertainty surrounding the actions to be taken to implement the referendum by British voters to exit the European Union), Asia, and other areas, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(13) deterioration in the credit quality of Peoples' loan portfolio, which may adversely impact the provision for loan losses;
(14) changes in accounting standards, policies, estimates or procedures which may adversely affect Peoples' reported financial condition or results of operations;
(15) Peoples' assumptions and estimates used in applying critical accounting policies, which may prove unreliable, inaccurate or not predictive of actual results;
(16) adverse changes in the conditions and trends in the financial markets, including political developments, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(17) Peoples' ability to receive dividends from its subsidiaries;

(18) Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(19) the impact of minimum capital thresholds established as a part of the implementation of Basel III;
(20) the impact of larger or similar sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(21) the costs and effects of regulatory and legal developments, including the outcome of potential regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations;
(22) Peoples' ability to secure confidential information through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, may prove inadequate, which could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(23) ability to anticipate and respond to technological changes which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(24) changes in consumer spending, borrowing and saving habits, whether due to the newly enacted tax legislation, changes in business and economic conditions, legislative or regulatory initiatives, or other factors, which may be different than anticipated;
(25) the overall adequacy of Peoples' risk management program;
(26) the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics, cyber attacks, civil unrest, military or terrorist activities or international conflicts;
(27) significant changes in the tax laws, which may adversely affect the fair values of deferred tax assets and obligations of states and political subdivisions held in Peoples' investment securities portfolio; and
(28) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC, including those risk factors included in the disclosures under the heading "ITEM 1A. RISK
FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in Peoples'
subsequent Quarterly Reports on Form 10-Q.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by U.S. GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its December 31, 2017 consolidated financial statements as part of its Annual Report on Form 10-K to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2017	2017	2016	2017	2016
PER COMMON SHARE:
Earnings per share:
Basic	$0.50	$0.60	$0.41	$2.12	$1.72
Diluted	0.49	0.60	0.41	2.10	1.71
Cash dividends declared per share	0.22	0.22	0.17	0.84	0.64
Book value per share	25.08	25.02	23.92	25.08	23.92
Tangible book value per share (a)	17.17	17.15	15.89	17.17	15.89
Closing stock price at end of period	$32.62	$33.59	$32.46	$32.62	$32.46

SELECTED RATIOS:
Return on average equity (b)	7.79%	9.47%	6.72%	8.54%	7.20%
Return on average tangible stockholders' equity (b)(c)	12.09%	14.58%	10.99%	13.33%	11.86%
Return on average assets (b)	1.00%	1.22%	0.87%	1.10%	0.94%
Efficiency ratio (d)	62.07%	60.74%	66.87%	62.20%	65.13%
Pre-provision net revenue to average assets (b)(e)	1.65%	1.71%	1.35%	1.65%	1.48%
Net interest margin (b)(f)	3.63%	3.67%	3.54%	3.62%	3.54%
Dividend payout ratio (g)	44.75%	36.90%	41.70%	39.86%	37.40%

(a)
This amount represents a non-GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(b)	Ratios are presented on an annualized basis.
(c) This amount represents a non-GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from earnings and it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release.

(d)
Total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total fee-based income. This amount represents a non-GAAP financial measure since it excludes amortization of other intangible assets, and all gains and/or losses included in earnings (which are excluded from total fee-based income), and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release.

(e)
This ratio represents a non-GAAP financial measure since it excludes the provision for loan losses and all gains and/or losses included in earnings, which are excluded from total fee-based income. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release.

(f)	Information presented on a fully tax-equivalent basis.

(g)	Ratios are calculated based on dividends declared during the period divided by earnings for the period.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2017	2017	2016	2017	2016
Interest income	$32,772	$32,728	$29,350	$126,525	$115,444
Interest expense	3,650	3,508	2,683	13,148	10,579
Net interest income	29,122	29,220	26,667	113,377	104,865
Provision for loan losses	1,115	1,086	711	3,772	3,539
Net interest income after provision for loan losses	28,007	28,134	25,956	109,605	101,326

Net gain on investment securities	764	1,861	68	2,983	930
Loss on debt extinguishment	—	—	—	—	(707)
Net (loss) gain on loans held-for-sale and other real estate owned	(105)	13	(33)	(116)	(34)
Net (loss) gain on other assets	(39)	(38)	(76)	53	(392)

Fee-based income:
Insurance income	3,343	3,345	2,912	14,204	13,846
Trust and investment income	3,061	2,838	2,739	11,558	10,589
Electronic banking income	2,666	2,544	2,486	10,358	10,353
Deposit account service charges	2,484	2,407	2,663	9,614	10,662
Mortgage banking income	483	535	452	1,872	1,304
Bank owned life insurance income	479	482	503	1,950	1,414
Commercial loan swap fee income	237	76	79	1,232	1,076
Other non-interest income	366	383	277	1,865	1,826
Total fee-based income	13,119	12,610	12,111	52,653	51,070

Non-interest expense:
Salaries and employee benefits costs	14,590	15,141	14,552	60,276	57,433
Net occupancy and equipment expense	2,653	2,619	2,580	10,633	10,735
Professional fees	2,043	1,393	2,193	6,575	7,436
Electronic banking expense	1,387	1,448	1,424	5,874	5,992
Data processing and software expense	1,111	1,092	1,260	4,441	3,763
Amortization of other intangible assets	913	869	1,007	3,516	4,030
Marketing expense	592	488	402	1,714	1,594
Franchise taxes	496	583	642	2,246	2,192
FDIC insurance expense	477	449	193	1,816	1,899
Communication expense	341	334	531	1,475	2,261
Foreclosed real estate and other loan expenses	284	214	319	873	859
Other non-interest expense	2,519	1,928	2,179	8,536	8,717
Total non-interest expense	27,406	26,558	27,282	107,975	106,911
Income before income taxes	14,340	16,022	10,744	57,203	45,282
Income tax expense	5,339	5,127	3,336	18,732	14,125
Net income	$9,001	$10,895	$7,408	$38,471	$31,157

PER COMMON SHARE DATA:
Earnings per share – Basic	$0.50	$0.60	$0.41	$2.12	$1.72
Earnings per share – Diluted	$0.49	$0.60	$0.41	$2.10	$1.71
Cash dividends declared per share	$0.22	$0.22	$0.17	$0.84	$0.64

Weighted-average shares outstanding – Basic	18,069,467	18,056,202	18,009,056	18,050,189	18,013,693
Weighted-average shares outstanding – Diluted	18,240,092	18,213,533	18,172,030	18,208,684	18,155,463
Actual shares outstanding (end of period)	18,287,449	18,281,194	18,200,067	18,287,449	18,200,067

CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
(in $000’s)	2017	2016

Assets
Cash and cash equivalents:
Cash and due from banks	$58,121	$58,129
Interest-bearing deposits in other banks	14,073	8,017
Total cash and cash equivalents	72,194	66,146

Available-for-sale investment securities, at fair value (amortized cost of
$797,732 at December 31, 2017 and $777,017 at December 31, 2016)	795,187	777,940
Held-to-maturity investment securities, at amortized cost (fair value of
$41,213 at December 31, 2017 and $43,227 at December 31, 2016)	40,928	43,144
Other investment securities, at cost	38,371	38,371
Total investment securities	874,486	859,455

Loans, net of deferred fees and costs	2,357,137	2,224,936
Allowance for loan losses	(18,793)	(18,429)
Net loans	2,338,344	2,206,507

Loans held-for-sale	2,510	4,022
Bank premises and equipment, net of accumulated depreciation	52,510	53,616
Bank owned life insurance	62,176	60,225
Goodwill	133,111	132,631
Other intangible assets	11,465	13,387
Other assets	34,890	36,359
Total assets	$3,581,686	$3,432,348

Liabilities
Deposits:
Non-interest-bearing deposits	$556,010	$734,421
Interest-bearing deposits	2,174,320	1,775,301
Total deposits	2,730,330	2,509,722

Short-term borrowings	209,491	305,607
Long-term borrowings	144,019	145,155
Accrued expenses and other liabilities	39,254	36,603
Total liabilities	3,123,094	2,997,087

Stockholders' Equity
Preferred stock, no par value (50,000 shares authorized, no shares issued
at December 31, 2017 and December 31, 2016)	—	—
Common stock, no par value, 24,000,000 shares authorized, 18,952,385 shares issued at December 31, 2017 and 18,939,091 shares issued at December 31, 2016, including shares in treasury	345,412	344,404
Retained earnings	133,438	110,294
Accumulated comprehensive loss, net of deferred income taxes	(4,291)	(1,554)
Treasury stock, at cost, 702,449 shares at December 31, 2017 and 795,758 shares at December 31, 2016	(15,967)	(17,883)
Total stockholders' equity	458,592	435,261
Total liabilities and stockholders' equity	$3,581,686	$3,432,348

SELECTED FINANCIAL INFORMATION (Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2017	2017	2017	2017	2016
Loan Portfolio
Commercial real estate, construction	$115,437	$119,752	$112,169	$103,317	$94,726
Commercial real estate, other	760,567	747,413	750,219	730,055	736,023
Commercial and industrial	472,544	443,930	431,473	428,737	422,339
Residential real estate	489,387	499,044	512,887	524,212	535,925
Home equity lines of credit	109,477	110,787	111,710	110,028	111,492
Consumer, indirect	340,719	335,844	306,113	283,762	252,832
Consumer, other	68,157	69,758	69,267	68,670	70,519
Deposit account overdrafts	849	507	521	721	1,080
Total loans	$2,357,137	$2,327,035	$2,294,359	$2,249,502	$2,224,936
Total acquired loans (a)	$414,847	$438,350	$463,189	$491,270	$516,832
Total originated loans	$1,942,290	$1,888,685	$1,831,170	$1,758,232	$1,708,104
Deposit Balances
Non-interest-bearing deposits (b)	$556,010	$724,846	$772,061	$785,047	$734,421
Interest-bearing deposits:
Interest-bearing demand accounts (b)	$593,415	384,261	303,501	292,187	$278,975
Retail certificates of deposit (c)	338,673	343,122	352,758	353,918	360,464
Money market deposit accounts	371,376	388,876	397,211	386,999	407,754
Governmental deposit accounts	264,524	289,895	297,560	330,477	251,671
Savings accounts	446,714	440,633	443,110	445,720	436,344
Brokered certificates of deposits (c)	159,618	93,049	110,943	107,817	40,093
Total interest-bearing deposits	2,174,320	1,939,836	1,905,083	1,917,118	1,775,301
Total deposits	$2,730,330	$2,664,682	$2,677,144	$2,702,165	$2,509,722
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing	$1,626	$3,542	$2,583	$3,006	$3,771
Nonaccrual loans	15,692	16,219	16,921	18,293	21,325
Total nonperforming loans (NPLs)	17,318	19,761	19,504	21,299	25,096
Other real estate owned (OREO)	208	276	652	677	661
Total NPAs	$17,526	$20,037	$20,156	$21,976	$25,757
Criticized loans (d)	90,381	96,671	111,480	101,284	99,182
Classified loans (e)	46,343	41,233	53,041	56,503	57,736
Allowance for loan losses as a percent of NPLs (f)(g)	108.52%	96.11%	96.47%	86.71%	73.43%
NPLs as a percent of total loans (f)(g)	0.73%	0.85%	0.85%	0.95%	1.13%
NPAs as a percent of total assets (f)(g)	0.49%	0.56%	0.57%	0.64%	0.75%
NPAs as a percent of total loans and OREO (f)(g)	0.74%	0.86%	0.88%	0.98%	1.16%
Criticized loans as a percent of total loans (f)	3.83%	4.15%	4.86%	4.50%	4.46%
Classified loans as a percent of total loans (f)	1.97%	1.77%	2.31%	2.51%	2.59%
Allowance for loan losses as a percent of total loans (f)	0.80%	0.82%	0.81%	0.82%	0.83%
Capital Information (h)
Common Equity Tier 1 capital ratio	13.41%	13.31%	13.18%	13.05%	12.91%
Tier 1 risk-based capital ratio	13.70%	13.60%	13.47%	13.34%	13.21%
Total risk-based capital ratio (Tier 1 and Tier 2)	14.58%	14.49%	14.40%	14.27%	14.11%
Leverage ratio	9.88%	9.82%	9.72%	9.60%	9.66%
Common Equity Tier 1 capital	$331,921	$326,966	$318,849	$310,856	$306,506
Tier 1 capital	339,028	334,027	325,865	317,826	313,430
Total capital (Tier 1 and Tier 2)	360,806	355,951	348,309	340,147	334,957
Total risk-weighted assets	$2,475,265	2,456,797	2,419,335	2,382,874	$2,373,359
Tangible equity to tangible assets (i)	9.14%	9.20%	9.07%	8.98%	8.80%
(a) Includes all loans acquired in 2012 and thereafter.
(b) The sum of amounts presented is considered total demand deposits.

(c) Prior periods reclassified.
(d) Includes loans categorized as special mention, substandard or doubtful.
(e) Includes loans categorized as substandard or doubtful.
(f) Data presented as of the end of the period indicated.
(g) Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(h) December 31, 2017 data based on preliminary analysis and subject to revision.
(i) These ratios represent non-GAAP financial measures since they exclude the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release.

PROVISION FOR LOAN LOSSES INFORMATION (Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2017	2017	2016	2017	2016
Provision for Loan Losses
Provision for loan losses	$900	$900	$480	$3,050	$2,890
Provision for checking account overdrafts	215	186	231	722	649
Total provision for loan losses	$1,115	$1,086	$711	$3,772	$3,539

Net Charge-Offs
Gross charge-offs	1,602	$1,219	$1,076	4,878	$5,198
Recoveries	288	310	575	1,470	3,309
Net charge-offs	$1,314	$909	$501	$3,408	$1,889

Net Charge-Offs (Recoveries) by Type

Commercial real estate, other	$372	$(19)	$3	$262	$(1,141)
Commercial and industrial	10	47	(56)	174	711
Residential real estate	162	226	(22)	485	333
Home equity lines of credit	27	77	(7)	118	17
Consumer, indirect	451	319	238	1,346	1,013
Consumer, other	77	60	143	200	357
Deposit account overdrafts	215	199	202	823	599
Total net charge-offs	$1,314	$909	$501	$3,408	$1,889

As a percent of average gross loans (annualized)	0.22%	0.16%	0.09%	0.15%	0.09%

SUPPLEMENTAL INFORMATION (Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s, end of period)	2017	2017	2017	2017	2016

Trust assets under administration and management	$1,452,959	$1,418,360	$1,393,435	$1,362,243	$1,301,509
Brokerage assets under administration and management	887,303	862,530	836,192	805,361	777,771
Mortgage loans serviced for others	$412,965	$409,199	$402,516	$399,279	$398,134
Employees (full-time equivalent)	774	778	775	776	782

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$17,847	$61	1.36%	$12,812	$42	1.30%	$8,520	$13	0.61%
Investment securities (a)(b)	875,653	6,204	2.83%	885,744	6,739	3.04%	862,355	5,816	2.70%
Loans (b)(c):
Commercial real estate, construction	120,471	1,312	4.26%	118,208	1,337	4.43%	89,113	889	3.90%
Commercial real estate, other	753,172	9,035	4.69%	750,260	8,890	4.64%	722,003	8,456	4.58%
Commercial and industrial	451,647	5,345	4.63%	438,524	5,196	4.64%	399,614	4,201	4.11%
Residential real estate (d)	496,325	5,455	4.40%	507,906	5,468	4.31%	547,640	5,938	4.34%
Home equity lines of credit	110,610	1,282	4.60%	110,741	1,291	4.63%	111,417	1,214	4.33%
Consumer, indirect	338,615	3,217	3.77%	322,072	2,955	3.64%	241,290	2,130	3.51%
Consumer, other	69,815	1,300	7.39%	70,204	1,270	7.18%	73,321	1,209	6.76%
Total loans	2,340,655	26,946	4.54%	2,317,915	26,407	4.49%	2,184,398	24,037	4.34%
Allowance for loan losses	(18,840)			(18,869)			(18,254)
Net loans	2,321,815			2,299,046			2,166,144
Total earning assets	3,215,315	33,211	4.08%	3,197,602	33,188	4.10%	3,037,019	29,866	3.89%

Intangible assets	143,942			144,267			146,489
Other assets	203,010			199,351			203,011
Total assets	$3,562,267			$3,541,220			$3,386,519

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$443,056	$64	0.06%	$443,599	$65	0.06%	$436,733	$58	0.05%
Government deposit accounts	281,389	205	0.29%	309,623	200	0.26%	273,263	126	0.18%
Interest-bearing demand accounts	565,885	233	0.16%	320,788	133	0.16%	275,653	65	0.09%
Money market deposit accounts	377,839	240	0.25%	389,292	253	0.26%	407,171	202	0.20%
Retail certificates of deposit	342,165	765	0.89%	348,047	760	0.87%	375,347	807	0.86%
Brokered certificates of deposits	138,013	566	1.63%	106,448	454	1.69%	37,859	151	1.59%
Total interest-bearing deposits	2,148,347	2,073	0.38%	1,917,797	1,865	0.39%	1,806,026	1,409	0.31%

Short-term borrowings	189,976	680	1.42%	174,466	369	0.84%	213,852	207	0.39%
Long-term borrowings	158,011	896	2.25%	200,073	1,274	2.53%	145,677	1,066	2.92%
Total borrowed funds	347,987	1,576	1.80%	374,539	1,643	1.74%	359,529	1,273	1.41%
Total interest-bearing liabilities	2,496,334	3,649	0.58%	2,292,336	3,508	0.61%	2,165,555	2,682	0.49%

Non-interest-bearing deposits	569,759			756,098			743,389
Other liabilities	37,526			36,588			39,337
Total liabilities	3,103,619			3,085,022			2,948,281
Stockholders’ equity	458,648			456,198			438,238
Total liabilities and equity	$3,562,267			$3,541,220			$3,386,519

Net interest income/spread (b)		$29,562	3.50%		$29,680	3.49%		$27,184	3.40%
Net interest margin (b)			3.63%			3.67%			3.54%

	Year Ended
	December 31, 2017			December 31, 2016
(in $000’s)	Balance	Income/ Expense	Yield/ Cost	Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$12,616	$144	1.14%	$9,667	$50	0.52%
Investment securities (a)(b)	875,940	25,095	2.86%	866,021	23,416	2.70%
Loans (b)(c):
Commercial real estate, construction	110,124	4,800	4.30%	88,559	3,455	3.84%
Commercial real estate, other	743,517	35,240	4.67%	721,535	33,651	4.59%
Commercial and industrial	439,178	19,944	4.48%	376,881	15,769	4.12%
Residential real estate (d)	514,024	22,256	4.33%	557,537	24,279	4.35%
Home equity lines of credit	110,910	4,965	4.48%	109,164	4,853	4.45%
Consumer, indirect	306,338	10,975	3.58%	207,095	7,432	3.59%
Consumer, other	69,889	5,018	7.18%	72,404	4,566	6.29%
Total loans	2,293,980	103,198	4.50%	2,133,175	94,005	4.41%
Allowance for loan losses	(18,713)			(17,564)
Net loans	2,275,267			2,115,611
Total earning assets	3,163,823	128,437	4.03%	2,991,299	117,471	3.90%

Intangible assets	144,696			147,981
Other assets	201,769			181,167
Total assets	$3,510,288			$3,320,447

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$442,684	$249	0.06%	$434,140	$231	0.05%
Government deposit accounts	294,053	704	0.24%	296,590	570	0.19%
Interest-bearing demand accounts	367,699	543	0.15%	260,788	217	0.08%
Money market deposit accounts	389,885	877	0.22%	401,693	702	0.17%
Retail certificates of deposit	358,307	2,997	0.84%	406,298	3,181	0.78%
Brokered certificates of deposits	98,793	1,784	1.81%	41,613	1,041	2.50%
Total interest-bearing deposits	1,951,421	7,154	0.37%	1,841,122	5,942	0.32%

Short-term borrowings	182,247	1,533	0.84%	159,169	508	0.32%
Long-term borrowings	177,091	4,460	2.52%	131,386	4,129	3.14%
Total borrowed funds	359,338	5,993	1.67%	290,555	4,637	1.60%
Total interest-bearing liabilities	2,310,759	13,147	0.57%	2,131,677	10,579	0.50%

Non-interest-bearing deposits	713,027			722,291
Other liabilities	36,123			33,813
Total liabilities	3,059,909			2,887,781
Stockholders’ equity	450,379			432,666
Total liabilities and equity	$3,510,288			$3,320,447

Net interest income/spread (b)		$115,290	3.46%		$106,892	3.40%
Net interest margin (b)			3.62%			3.54%

(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis using a 35% federal statutory tax rate.
(c) Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.

(d) Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.
NON-GAAP FINANCIAL MEASURES (Unaudited)
The following non-GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. The following tables summarize the non-GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2017	2017	2016	2017	2016

Core non-interest income:
Total non-interest income	$13,119	$12,610	$12,111	$52,653	$51,070
Plus: System upgrade revenue waived	—	—	85	—	85
Core non-interest income	$13,119	$12,610	$12,196	$52,653	$51,155

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2017	2017	2016	2017	2016

Core non-interest expenses:
Total non-interest expense	$27,406	$26,558	$27,282	$107,975	$106,911
Less: system upgrade costs	—	—	746	—	1,259
Less: acquisition-related costs	341	—	—	341	—
Less: pension settlement charges	242	—	—	242	—
Core non-interest expenses	$26,823	$26,558	$26,536	$107,392	$105,652

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2017	2017	2016	2017	2016

Efficiency ratio:
Total non-interest expense	$27,406	$26,558	$27,282	$107,975	$106,911
Less: Amortization of other intangible assets	913	869	1,007	3,516	4,030
Adjusted non-interest expense	26,493	25,689	26,275	104,459	102,881

Total fee-based income	13,119	12,610	12,111	52,653	51,070

Net interest income	29,122	29,220	26,667	113,377	104,865
Add: Fully tax-equivalent adjustment	440	460	517	1,913	2,027
Net interest income on a fully taxable-equivalent basis	29,562	29,680	27,184	115,290	106,892

Adjusted revenue	$42,681	$42,290	$39,295	$167,943	$157,962

Efficiency ratio	62.07%	60.74%	66.87%	62.20%	65.13%

Efficiency ratio adjusted for non-core items:
Core non-interest expenses	$26,823	$26,558	$26,536	$107,392	$105,652
Less: Amortization of other intangible assets	913	869	1,007	3,516	4,030
Adjusted non-interest expense	25,910	25,689	25,529	103,876	101,622

Total fee-based income	$13,119	$12,610	$12,196	$52,653	$51,155
Net interest income on a fully taxable-equivalent basis	29,562	29,680	27,184	115,290	106,892

Adjusted revenue	$42,681	$42,290	$39,380	$167,943	$158,047

Efficiency ratio adjusted for non-core items	60.71%	60.74%	64.83%	61.85%	64.30%

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in $000’s)	2017	2017	2017	2017	2016

Tangible Equity:
Total stockholders' equity, as reported	$458,592	$457,386	$451,353	$443,009	$435,261
Less: goodwill and other intangible assets	144,576	143,859	144,692	145,505	146,018
Tangible equity	$314,016	$313,527	$306,661	$297,504	$289,243

Tangible Assets:
Total assets, as reported	$3,581,686	$3,552,412	$3,525,126	$3,459,276	$3,432,348
Less: goodwill and other intangible assets	144,576	143,859	144,692	145,505	146,018
Tangible assets	$3,437,110	$3,408,553	$3,380,434	$3,313,771	$3,286,330

Tangible Book Value per Common Share:
Tangible equity	$314,016	$313,527	$306,661	$297,504	$289,243
Common shares outstanding	18,287,449	18,281,194	18,279,036	18,270,508	18,200,067

Tangible book value per common share	$17.17	$17.15	$16.78	$16.28	$15.89

Tangible Equity to Tangible Assets Ratio:
Tangible equity	$314,016	$313,527	$306,661	$297,504	$289,243
Tangible assets	$3,437,110	$3,408,553	$3,380,434	$3,313,771	$3,286,330

Tangible equity to tangible assets	9.14%	9.20%	9.07%	8.98%	8.80%

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2017	2017	2016	2017	2016

Pre-Provision Net Revenue:
Income before income taxes	$14,340	$16,022	$10,744	$57,203	$45,282
Add: provision for loan losses	1,115	1,086	711	3,772	3,539
Add: loss on debt extinguishment	—	—	—	—	707
Add: net loss on OREO	105	—	33	129	34
Add: net loss on other assets	39	38	76	105	392
Less: net gain on OREO	—	13	—	13	—
Less: net gain on investment securities	764	1,861	68	2,983	930
Less: net gain on other assets	—	—	—	158	—
Pre-provision net revenue	$14,835	$15,272	$11,496	$58,055	$49,024

Pre-provision net revenue	$14,835	$15,272	$11,496	$58,055	$49,024
Total average assets	3,562,267	3,541,220	3,386,519	3,510,288	3,320,447

Pre-provision net revenue to total average assets (annualized)	1.65%	1.71%	1.35%	1.65%	1.48%

	At or For the Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(in $000’s)	2017	2017	2016	2017	2016

Annualized Net Income Excluding Amortization of Other Intangible Assets:
Net income	$9,001	$10,895	$7,408	$38,471	$31,157
Add: amortization of other intangible assets	913	869	1,007	3,516	4,030
Less: tax effect (at 35% tax rate) of amortization of other intangible assets	320	304	352	1,231	1,411
Net income excluding amortization of other intangible assets	$9,594	$11,460	$8,063	$40,756	$33,776

Days in the period	92	92	92	365	366
Days in the year	365	365	366	365	366
Annualized net income	$35,710	$43,225	$29,471	$38,471	$31,157
Annualized net income excluding amortization of other intangible assets	$38,063	$45,466	$32,077	$40,756	$33,776

Average Tangible Stockholders' Equity:
Total average stockholders' equity	$458,648	$456,198	$438,238	$450,379	$432,666
Less: average goodwill and other intangible assets	143,942	144,267	146,489	144,696	147,981
Average tangible stockholders' equity	$314,706	$311,931	$291,749	$305,683	$284,685

Return on Average Stockholders' Equity Ratio:
Annualized net income	$35,710	$43,225	$29,471	$38,471	$31,157
Average stockholders' equity	$458,648	$456,198	$438,238	$450,379	$432,666

Return on average stockholders' equity	7.79%	9.47%	6.72%	8.54%	7.20%

Return on Average Tangible Stockholders' Equity Ratio:
Annualized net income excluding amortization of other intangible assets	$38,063	$45,466	$32,077	$40,756	$33,776
Average tangible stockholders' equity	$314,706	$311,931	$291,749	$305,683	$284,685

Return on average tangible stockholders' equity	12.09%	14.58%	10.99%	13.33%	11.86%

END OF RELEASE